Exhibit 99.1

QTS REPORTS THIRD QUARTER 2020 OPERATING RESULTS

OVERLAND PARK, Kan. – October 26, 2020 – QTS Realty Trust, Inc. (“QTS” or the “Company”) (NYSE: QTS) today announced operating results for the third quarter ended September 30, 2020.
Third Quarter GAAP & Other Highlights

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands except per share data)	2020	2019	2020	2019
Total revenue	$137,538	$125,255	$395,471	$357,111
Net income	$6,907	$6,588	$25,236	$35,271
Net income (loss) attributable to common stockholders	$(120)	$(408)	$3,693	$12,543
Net income (loss) per share attributable to basic common shares (1)	$(0.07)	$(0.05)	$(0.13)	$0.12
Net income (loss) per share attributable to diluted common shares (1)	$(0.07)	$(0.05)	$(0.13)	$0.12
FFO available to common stockholders & OP unit holders (2)	$48,620	$40,198	$140,699	$116,914
_______________________________________________________
(1)Basic and diluted net income (loss) per share were calculated using the two-class method.
(2)Includes QTS’ pro rata share of results from its unconsolidated entity.
Additional Third Quarter Highlights
•Recognized total consolidated revenues of $137.5 million for the quarter ended September 30, 2020, an increase of 9.8% compared to the same period in 2019. Total consolidated revenues do not include QTS’ pro rata share of revenue attributable to its unconsolidated joint venture of $2.0 million and $1.2 million for the quarters ended September 30, 2020 and 2019, respectively.
•Reported Adjusted EBITDA of $76.0 million for the quarter ended September 30, 2020, an increase of 20.6% compared to Adjusted EBITDA of $63.0 million for the same period in 2019.
•Reported Operating FFO available to common stockholders and OP unit holders of $49.7 million for the quarter ended September 30, 2020, an increase of 21.1% compared to Operating FFO available to common stockholders and OP unit holders of $41.0 million for the same period in 2019.
•Reported Operating FFO per fully diluted share of $0.70 for the quarter ended September 30, 2020, an increase of 7.7% compared to Operating FFO per fully diluted share of $0.65 in the same period of 2019.
•Signed new and modified renewal leases during the third quarter of 2020 aggregating to $26.0 million of incremental annualized rent, net of downgrades.
•Reported a Company record high annualized booked-not-billed monthly recurring revenue (“MRR”) balance of $130.6 million as of September 30, 2020 compared to $111.2 million as of June 30, 2020.
•Through incremental sales of common stock sold on a forward basis as of the date of this report, the Company had access to approximately $456.3 million of undrawn net proceeds from forward sales.

“Strong execution of our business plan during the third quarter resulted in one of the highest leasing quarters in QTS history highlighted by strong contributions across each of our target customer verticals including Hyperscale, Hybrid Colocation and Federal. QTS’ differentiation continues to drive increased win rates and, combined with the material enhancements we implemented in our balance sheet and liquidity over the past twelve months, we believe our business is positioned for sustainable growth and performance,” said Chad Williams, Chairman and CEO of QTS.

1	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Williams added, “With continued strength and diversification in our leasing activity and development plan, we are focused on closing out 2020 with consistent financial performance.”
Financial Results
QTS recognized net income of $6.9 million in the third quarter of 2020 compared to net income of $6.6 million recognized in the third quarter of 2019. Net loss attributable to common stockholders recognized in the third quarter of 2020 was $0.1 million compared to net loss attributable to common stockholders of $0.4 million recognized in the third quarter of 2019.
QTS generated total revenues of $137.5 million in the third quarter of 2020, an increase of 9.8% compared to total revenue of $125.3 million in the third quarter of 2019. MRR as of September 30, 2020 was $36.9 million compared to MRR as of September 30, 2019 of $33.0 million.
QTS generated $76.0 million of Adjusted EBITDA in the third quarter of 2020, an increase of 20.6% compared to Adjusted EBITDA of $63.0 million for the third quarter of 2019. Adjusted EBITDA during the third quarter of 2020 benefited from a reduction in utility rates as well as reduced corporate travel expense as a result of the COVID-19 pandemic. The combination of lower utility rates net of recoveries and corporate travel expenses, net of other additional COVID-related expenses, resulted in a benefit to QTS’ third quarter 2020 Adjusted EBITDA results of approximately $1 million, which is consistent with the expectations provided in conjunction with QTS' second quarter 2020 earnings press release for a full-year cost benefit of $2 million to $3 million.
Additionally, QTS generated Operating FFO available to common stockholders and OP unit holders of $49.7 million in the third quarter of 2020, an increase of 21.1% compared to Operating FFO available to common stockholders and OP unit holders of $41.0 million in the third quarter of 2019.
Operating FFO per fully diluted share was $0.70 in the third quarter of 2020, an increase of 7.7% compared to Operating FFO per fully diluted share of $0.65 in the third quarter of 2019.
Leasing Activity
During the quarter ended September 30, 2020, QTS entered into new and modified renewal leases aggregating to $26.0 million of incremental annualized rent. The Company’s third quarter leasing performance was driven by several multi-megawatt deals signed in both its Hyperscale and Federal product offerings, combined with continued steady performance in its Hybrid Colocation product offering. Pricing on new and modified renewal leases was $390 annualized rent per leased square foot, which was below the Company’s trailing four quarter average pricing per square foot of $447. Lower annualized rent per leased square foot in the third quarter was primarily driven by a larger hyperscale lease which was structured as a triple-net lease, whereby certain QTS operating costs associated with the customer's deployment are recovered from the customer and not directly factored into the base rent. Excluding the impact of this lease, pricing during the third quarter would have been approximately $432 annualized rent per leased square foot which is consistent with the Company’s prior four quarter average. The pricing on new and modified leases signed varies quarter to quarter based on the mix of deals leased, as hyperscale and hybrid colocation leases vary on a rate per square foot basis.
During the quarter ended September 30, 2020, QTS renewed leases with total annualized rent of $14.5 million at an average rent per square foot which was 1.8% higher than the annualized rent prior to their renewals. There is variability in the Company’s renewal rates based on the mix of product types renewed, and renewal rates are generally expected to increase in the low to mid-single digit percentage range as compared to pre-renewal pricing.

Rental Churn (which the Company defines as MRR lost in the period to a customer intending to fully exit the QTS platform in the near term compared to total MRR at the beginning of the period) was 1.7% for the three months ended September 30, 2020. Rental churn was 2.9% for the nine months ended September 30, 2020, which remains consistent with the Company’s expectation for full year churn guidance of 3% to 5%. The Company’s 1.7% churn during the three months ended September 30, 2020 represented an increase quarter-over-quarter, however this was largely driven by timing as customer attrition in the first half of the year generally trended better than initially anticipated with some churn events getting pushed from the first half of the year into the second half of the year.

2	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

As of September 30, 2020, the booked-not-billed MRR balance (which represents customer leases that have been executed, but for which lease payments have not commenced as of September 30, 2020) was the highest in Company history and represented $10.9 million, or $130.6 million of annualized rent, compared to $9.3 million, or $111.2 million of annualized rent at June 30, 2020. Of the Company’s September 30, 2020 annualized booked-not-billed MRR balance of $130.6 million, $23.5 million was attributable to 2020 (expected to contribute an incremental $4.5 million to MRR in 2020), $72.2 million was attributable to 2021 (expected to contribute an incremental $39.9 million to MRR in 2021), and $34.9 million was attributable to years thereafter. As of September 30, 2020, adjusting booked-not-billed revenue for the effects of revenue which had begun recognition via straight line rent, the Company’s annualized booked-not-billed balance was $76.6 million, of which $15.4 million was attributable to 2020, $45.8 million was attributable to 2021, and $15.5 million was attributable to years thereafter.
Development
During the quarter ended September 30, 2020, the Company brought online approximately 26 megawatts of gross power and approximately 120,000 net rentable square feet (“NRSF”) of raised floor and customer specific capital at its Atlanta (DC - 2), Ashburn (DC - 1), Irving, Fort Worth, Atlanta-Suwanee and Netherlands facilities at an aggregate cost of approximately $188.1 million.
For the nine months ended September 30, 2020, excluding the Company’s share of capital in the joint venture, the Company brought online approximately 53 megawatts of gross power and approximately 222,000 NRSF of raised floor and customer specific capital at its Ashburn (DC -1), Atlanta (DC - 1), Atlanta (DC - 2), Irving, Fort Worth, Atlanta-Suwanee, Hillsboro, Chicago, Piscataway and Netherlands facilities at an aggregate cost of approximately $484.6 million.

Additionally, during the nine months ended September 30, 2020, the joint venture brought online the third phase at the Manassas facility, representing approximately four megawatts of gross power and approximately 11,000 NRSF of raised floor at an aggregate cost of approximately $22 million at the joint venture’s 100% share, of which the Company’s pro rata share was approximately $11 million. The joint venture intends to bring additional space and power into service as incremental development at the Manassas facility takes place and future phases are delivered to the customer.
Relative to QTS’ initial expectations at the beginning of 2020, the Company has increased the amount of capacity it expects to deliver and bring into service in 2020 by more than 140,000 square feet of raised floor, for a total of 310,000 raised floor NRSF, driven by strong year-to-date signed leasing activity. The majority of this incremental capacity is concentrated in QTS’ Ashburn (DC - 1), Chicago, Hillsboro, Fort Worth, Atlanta (DC-2), Eemshaven and Atlanta-Suwanee facilities in addition to active projects in Richmond and Piscataway. In total, during of the rest of 2020, the Company expects to bring an additional 78,000 raised floor NRSF into service at an aggregate cost of approximately $150 million, of which $128 million has already been spent as of September 30, 2020.
Balance Sheet and Liquidity
In June 2019, the Company established an “at-the-market” equity offering program (the “Prior ATM Program”) pursuant to which the Company could issue, from time to time, up to $400 million of its Class A common stock, which could include shares to be issued on a forward basis. In addition, in May 2020, the Company replaced the Prior ATM Program by establishing a new “at-the-market” equity offering program (the “ATM Program”) pursuant to which the Company may issue, from time to time, up to $500 million of its Class A common stock, which may include shares to be sold on a forward basis. The use of forward sales under the Prior ATM Program and ATM Program generally allows the Company to lock in a price on the sale of shares of its Class A common stock when sold by the forward sellers, but defer receiving the net proceeds from such sales until the shares of Class A common stock are issued at settlement on a later date. See the table below for activity related to the Company’s forward stock sales and issuances through the date of this report.
In June 2020, QTS conducted an underwritten offering of 4,400,000 shares of common stock sold on a forward basis at a price of $64.90 per share. As of September 30, 2020, the available proceeds expected upon physical settlement of the 4,400,000 shares of common stock issued on a forward basis was approximately $269 million, subject to certain adjustments. The Company expects to physically settle this forward sale (by the delivery of shares of common stock) and receive the proceeds, subject to certain adjustments, by June 30, 2021, although the Company has the right to elect settlement prior to that time.

3	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

The following table represents a summary of the Company’s forward equity activity from June 30, 2020 through the date of this report, October 26, 2020 (in thousands):

Offering Program	Forward Shares Sold/(Settled)		Net Proceeds Available/(Received) (1)
Shares and net proceeds available as of June 30, 2020	10,299		$584,924	(2)
May 2020 ATM Program - Sales	360		$23,223
June 2019 Prior ATM Program - Settlements	(2,948)	(3)	$(151,844)
Shares and net proceeds available as of October 26, 2020	7,711		$456,303
________________________________________________________
(1)Proceeds available remain subject to certain adjustments until settled.
(2)Proceeds available reported in the second quarter earnings release were $591 million. The $6 million decrease is due to QTS’ declared dividends, which reduces cash expected to be received upon full physical settlement of the forward shares.
(3)Represents the number of forward shares the Company elected to physically settle during the period.
As shown in the table above, as of October 26, 2020, the Company currently has access to approximately $456 million of undrawn net proceeds through forward stock sales, subject to certain adjustments.

In September 2020, QTS through its subsidiaries, QualityTech, LP (the “Operating Partnership”) and QTS Finance Corporation (the “Issuers”), conducted a private offering of $500 million aggregate principal amount of senior notes due 2028 (the “2028 Senior Notes”). The 2028 Senior Notes have an interest rate of 3.875% per annum and were issued on October 7, 2020 at a price equal to 100% of their face value. The Notes will mature on October 1, 2028. The net proceeds from the offering were used to repay a portion of the amount outstanding under the Company’s unsecured revolving credit facility. Subsequently, QTS has given notice that it will redeem the 4.75% Senior Notes on November 16, 2020 and will use the corresponding availability under its unsecured revolving credit facility, along with additional borrowings from Term Loan D (discussed below), to satisfy and discharge the indenture.

In October 2020, the Company, through the Operating Partnership, entered into a $250 million term loan (“Term Loan D”) that provides for commitments to make a single term loan borrowing of up to $250 million on or before November 16, 2020. The Company intends to draw the entire $250 million on or before November 16, 2020. Term Loan D will mature on January 15, 2026. Interest rates on Term Loan D can vary based on leverage levels consistent with QTS' existing term loans. The current interest rate on Term Loan D is LIBOR plus 1.2% and includes a LIBOR floor of 25 basis points. When combined with QTS' current $1.7 billion unsecured credit facility, the Term Loan D increases QTS' aggregate unsecured credit facility capacity to $1.95 billion. Term Loan D also provides for a $250 million accordion feature to increase Term Loan D up to $500 million, subject to obtaining additional loan commitments.
As of September 30, 2020, the Company’s total net indebtedness, inclusive of its pro rata share of joint venture net debt, was approximately $1.7 billion. The Company’s net debt to annualized Adjusted EBITDA ratio pro forma for the effects of cash expected to be received upon the full physical settlement of, and issuance of, 7.7 million shares of common stock pursuant to forward equity sales described above, assuming such proceeds were used to repay a portion of the Company’s outstanding debt, is approximately 4.1x. The Company expects to use proceeds from these forward equity agreements to fund future capital expenditures. Excluding the proceeds available related to the aforementioned forward stock sales, the Company’s leverage ratio is 5.6x.

As of September 30, 2020, pro forma for the Company’s issuance of the $500 million 2028 Senior Notes and $250 million Term Loan D (assuming the proceeds generated from such issuances were used to fund the redemption of the existing 2025 Senior Notes and pay down the Company’s unsecured revolving credit facility), as well as pro forma for approximately $456 million of available proceeds at the Company’s election to physically settle the aforementioned forward equity sales, the Company’s total available liquidity is approximately $1.3 billion. Total available pro forma liquidity is comprised of $456 million of available proceeds from forward equity sales, $824 million of available capacity under the Company’s unsecured revolving credit facility and approximately $22 million of cash and cash equivalents.
Novel Coronavirus (COVID-19)
QTS continues to actively monitor developments with respect to COVID-19 and has taken numerous actions based on corporate policies specifically focusing on the safety and wellness of its customers, partners, and employees, as well as providing continuous and resilient services. Although the COVID-19 pandemic has caused significant disruptions to the United States and global economy and has contributed to significant volatility and negative pressure in financial markets, as of the date of this report these developments have not had a known material adverse effect on the Company’s business. As of the date of this report, each

4	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

of the Company’s data centers in North America and Europe is fully operational and operating in accordance with the Company’s business continuity plans. Across each of the respective jurisdictions in which the Company operates, the Company’s business has been deemed essential operations, which has allowed the Company to remain fully staffed with critical personnel in place to continue to provide service and support for its customers.
In its first quarter earnings release, the Company reported that since the beginning of the economic disruptions from COVID-19, the Company had experienced a modest increase in customer requests for extended payment terms, primarily concentrated in the retail, oil and gas, hospitality and transportation customer verticals, with these customers representing approximately 5% of the Company’s revenue for the three months ended March 31, 2020. Consistent with what the Company reported in its second quarter earnings release, during the third quarter of 2020 and through the date of this report, the pace of additional customer requests for extended payment terms continued to moderate while a number of customers who had previously asked for extended payment terms have since resumed payments. Overall, the Company continues to see cash collections and receivables trending toward a level that is closer to its historical levels.
In addition, the Company reported in its first quarter earnings release that it had experienced modest delays in construction activity in a few of its markets primarily as a result of availability of contractors and slower permitting. Consistent with what the Company reported in its second quarter earnings release, during the third quarter of 2020 and through the date of this report, the Company is pleased to report that its commitments to customers remain on track and it does not currently anticipate any meaningful delays in its development activity associated with the Company’s booked-not-billed backlog assuming current trends continue.
The extent to which COVID-19 impacts our and our customers’ operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information that may emerge concerning the severity of COVID-19 and the actions taken to contain COVID-19 or treat its impact, among others.
2020 Guidance

	2020 Revised Guidance		Previous 2020 Guidance		Original 2020 Guidance
($ in millions except per share amounts)	Low	High	Low	High	Low	High
Revenue	$531	$537	$523	$537	$523	$537
Adjusted EBITDA	$288	$293	$280	$290	$275	$285
Operating FFO per fully diluted share	$2.75	$2.83	$2.73	$2.83	$2.69	$2.83

As a result of strong year to date leasing activity, the Company has outperformed its initial expectations for recurring revenue and is increasing its previously announced revenue guidance range of $523 million - $537 million to a new range of $531 million - $537 million, which assumes annual rental churn as previously announced of between 3% and 5%.

Due to continued outperformance in recurring revenue and successful cost management, the Company is increasing its 2020 Adjusted EBITDA guidance from a previous range of $280 million - $290 million to a new range of $288 million - $293 million. As disclosed in the previous quarter, the Company’s revised Adjusted EBITDA outlook includes a full-year aggregate benefit of approximately $2 million - $3 million related to lower than expected corporate travel and utility expense as a result of the ongoing effects of COVID-19.
The Company is increasing its 2020 OFFO per fully diluted share guidance from a previous range of $2.73 - $2.83 per share to a new range of $2.75 - $2.83 per share to reflect its higher Adjusted EBITDA outlook and updated capital development plan.
The Company is increasing its 2020 cash paid for capital expenditures guidance (excluding acquisitions and including its proportionate share of cash capital expenditures associated with the unconsolidated entity) as a result of strong year to date signed leasing activity that has resulted in a $130.6 million booked-not-billed annualized MRR backlog as of September 30, 2020. The Company is increasing its 2020 cash paid for capital expenditures guidance from a previous range of $650 million - $750 million to a new range of $700 million - $800 million.

The Company’s 2020 guidance assumes, among other things, that its facilities continue to operate and it does not experience significant work stoppages or closures, it is able to mitigate any supply chain disruptions for its development activities, and it is able to collect revenues in line with current expectations. While these are the Company’s current assumptions, this is an evolving situation and these assumptions could change, including if the duration of the pandemic is extended, which could affect outlook.

5	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

QTS does not provide reconciliations for the non-GAAP financial measures included in its guidance provided above due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that could be made for restructuring costs, transaction costs, lease exit costs, asset impairments and gain (loss) on disposals and other charges as those amounts are subject to significant variability based on future transactions that are not yet known, the amount of which, based on historical experience, could be significant.
Non-GAAP Financial Measures
This release includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of non-GAAP financial measures provide meaningful supplemental information to both management and investors that is indicative of the Company’s operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.
Conference Call Details
The Company will host a conference call and webcast on October 27, 2020, at 8:30 a.m. Eastern time (7:30 a.m. Central time) to discuss its financial results, current business trends and market conditions.
The dial-in number for the conference call is (877) 883-0383 (U.S.) or (412) 902-6506 (International). The participant entry number is 0939248# and callers are asked to dial in ten minutes prior to start time. A link to the live broadcast and the replay will be available on the Company’s website (www.qtsdatacenters.com) under the Investors tab.
About QTS
QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of data center solutions across a diverse footprint spanning more than 7 million square feet of owned data center space throughout primarily North America and Europe. Through its software-defined technology platform, QTS is able to deliver secure, compliant infrastructure solutions, robust connectivity and premium customer service to leading hyperscale technology companies, enterprises, and government entities. QTS owns, operates or manages 27 data centers and supports more than 1,200 customers primarily in North America and Europe.
QTS Investor Relations Contact
Stephen Douglas – EVP – Finance
ir@qtsdatacenters.com
Forward Looking Statements
Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the COVID-19 pandemic, its impact on the Company and the Company’s response thereto and to the Company’s strategy, plans, intentions, capital resources, liquidity, portfolio performance, results of operations, anticipated growth in our funds from operations and anticipated market conditions contain forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters.
The forward-looking statements contained in this release reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; obsolescence or reduction in marketability of our infrastructure due to changing industry demands; global, national and local economic conditions; risks related

6	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

to the COVID-19 pandemic, including, but not limited to, the risk of business and/or operational disruptions, disruption of the Company’s customers’ businesses that could affect their ability to make rental payments to the Company, supply chain disruptions and delays in the construction or development of the Company’s data centers; risks related to the Company’s international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of leases by customers; decreased rental rates or increased vacancy rates; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates; and limitations inherent in our current and any future joint venture investments, such as lack of sole decision-making authority and reliance on our partners’ financial condition.
While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it was made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, as well as other periodic reports the Company files with the Securities and Exchange Commission, many of which should be interpreted as being heightened as a result of the ongoing COVID-19 pandemic and the actions taken to contain the pandemic or mitigate its impact.

7	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Consolidated Balance Sheets

(unaudited and in thousands except share data)

	September 30, 2020 (1)	December 31, 2019 (1)
ASSETS
Real Estate Assets
Land	$164,816	$130,605
Buildings, improvements and equipment	2,681,827	2,178,901
Less: Accumulated depreciation	(662,454)	(558,560)
	2,184,189	1,750,946
Construction in progress (2)	957,592	920,922
Real Estate Assets, net	3,141,781	2,671,868
Investments in unconsolidated entity	22,883	30,218
Operating lease right-of-use assets, net	52,816	57,141
Cash and cash equivalents	21,998	15,653
Rents and other receivables, net	87,479	81,181
Acquired intangibles, net	71,367	81,679
Deferred costs, net (3)	57,058	52,363
Prepaid expenses	11,281	10,586
Goodwill	173,843	173,843
Other assets, net (4)	49,046	49,001
TOTAL ASSETS	$3,689,552	$3,223,533
LIABILITIES
Unsecured credit facility, net (5)	$1,217,356	$1,010,640
Senior notes, net of debt issuance costs (5)	396,121	395,549
Finance leases and mortgage notes payable	44,911	46,876
Operating lease liabilities	59,642	64,416
Accounts payable and accrued liabilities	173,793	142,547
Dividends and distributions payable	37,969	34,500
Advance rents, security deposits and other liabilities	21,833	18,027
Derivative liabilities	60,032	26,609
Deferred income taxes	637	749
Deferred income	55,422	39,169
TOTAL LIABILITIES	2,067,716	1,779,082
EQUITY
7.125% Series A cumulative redeemable perpetual preferred stock: $0.01 par value (liquidation preference $25.00 per share), 4,600,000 shares authorized, 4,280,000 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively (6)	103,212	103,212
6.50% Series B cumulative convertible perpetual preferred stock: $0.01 par value (liquidation preference $100.00 per share), 3,162,500 shares authorized, issued and outstanding as of September 30, 2020 and December 31, 2019, respectively (7)	304,223	304,223
Common stock: $0.01 par value, 450,133,000 shares authorized, 64,442,343 and 58,227,523 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	644	582
Additional paid-in capital	1,614,508	1,330,444
Accumulated other comprehensive income (loss)	(56,480)	(24,642)
Accumulated dividends in excess of earnings	(457,993)	(376,002)
Total stockholders’ equity	1,508,114	1,337,817
Noncontrolling interests	113,722	106,634
TOTAL EQUITY	1,621,836	1,444,451
TOTAL LIABILITIES AND EQUITY	$3,689,552	$3,223,533
________________________________________________________
(1)The balance sheet at September 30, 2020 and December 31, 2019, has been derived from the consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.
(2)As of September 30, 2020, construction in progress included $199.5 million related to land acquisitions whereby the initiation of development activities has begun to prepare the property for its intended use.
(3)As of September 30, 2020 and December 31, 2019, deferred costs, net included $6.5 million and $8.0 million of deferred financing costs net of amortization, respectively, and $50.5 million and $44.3 million of deferred leasing costs net of amortization, respectively.
(4)As of September 30, 2020 and December 31, 2019, other assets, net included $44.0 million and $45.8 million of corporate fixed assets, respectively, primarily relating to corporate offices, leasehold improvements and product related assets.
(5)Debt issuance costs, net related to the Senior Notes and term loan portion of the Company’s unsecured credit facility aggregating $9.5 million and $10.8 million at September 30, 2020 and December 31, 2019, respectively, have been netted against the related debt liability line items for both periods presented.
(6)As of September 30, 2020, the total liquidation preference of the Series A Preferred Stock was $107.0 million, calculated as $25.00 liquidation preference per share times 4,280,000 shares outstanding.
(7)As of September 30, 2020, the total liquidation preference of the Series B Preferred Stock was $316.3 million, calculated as $100.00 liquidation preference per share times 3,162,500 shares outstanding.

8	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Consolidated Statements of Operations

(unaudited and in thousands except share and per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Revenues:
Rental (1)	$133,782	$125,996	$121,475	$379,860	$345,841
Other (2)	3,756	5,644	3,780	15,611	11,270
Total revenues	137,538	131,640	125,255	395,471	357,111
Operating expenses:
Property operating costs	43,979	40,349	44,730	125,109	117,403
Real estate taxes and insurance	4,005	4,106	3,713	12,023	10,435
Depreciation and amortization	51,378	47,554	42,875	144,002	123,144
General and administrative (3)	22,082	21,391	19,504	64,156	59,519
Transaction, integration, and impairment costs	1,078	381	827	1,675	3,080
Total operating expenses	122,522	113,781	111,649	346,965	313,581
Gain on sale of real estate, net	—	—	—	—	13,408
Operating income	15,016	17,859	13,606	48,506	56,938
Other income and expense:
Interest income	—	2	22	2	103
Interest expense	(7,516)	(6,924)	(6,724)	(21,602)	(20,329)
Other income (expense)	—	—	370	159	330
Equity in net loss of unconsolidated entity	(366)	(590)	(317)	(1,633)	(992)
Income before taxes	7,134	10,347	6,957	25,432	36,050
Tax benefit (expense) of taxable REIT subsidiaries	(227)	(138)	(369)	(196)	(779)
Net income	6,907	10,209	6,588	25,236	35,271
Net (income) loss attributable to noncontrolling interests (4)	18	(317)	49	(408)	(1,593)
Net income attributable to QTS Realty Trust, Inc.	$6,925	$9,892	$6,637	$24,828	$33,678
Preferred stock dividends	(7,045)	(7,045)	(7,045)	(21,135)	(21,135)
Net income (loss) attributable to common stockholders	$(120)	$2,847	$(408)	$3,693	$12,543

Net income (loss) per share attributable to common shares:
Basic (5)	$(0.07)	$(0.05)	$(0.05)	$(0.13)	$0.12
Diluted (5)	$(0.07)	$(0.05)	$(0.05)	$(0.13)	$0.12
________________________________________________________
(1)Represents lease revenue, inclusive of recoveries from customers as well as straight line rent. Recoveries from customers was $14.9 million, $12.5 million, and $17.6 million for the three months ended September 30, 2020, June 30, 2020, and September 30, 2019, respectively, and $39.7 million and $41.0 million for the nine months ended September 30, 2020 and 2019, respectively. Straight line rent was $7.4 million, $5.8 million and $2.3 million for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, respectively, and $17.0 million and $4.8 million for the nine months ended September 30, 2020 and 2019, respectively.
(2)Includes revenue from managed services, sales of scrap metals and other unused materials, management fees, service fees, development fees and various other non-rental revenue items.
(3)Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 16.1%, 16.2%, and 15.6% of total revenues for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, respectively, and 16.2% and 16.7% of total revenues for the nine months ended September 30, 2020 and 2019, respectively.
(4)The weighted average noncontrolling ownership interest of QualityTech, LP was 9.7%, 9.9% and 10.7% for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, respectively, and 10.0% and 10.9% for the nine months ended September 30, 2020 and 2019, respectively.
(5)Basic and diluted net income (loss) per share were calculated using the two-class method.

9	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Consolidated Statements of Comprehensive Income (Loss)

(unaudited and in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Net income	$6,907	$10,209	$6,588	$25,236	$35,271
Other comprehensive income (loss):
Foreign currency translation adjustment gain (loss)	166	64	(426)	7	(360)
Increase (decrease) in fair value of derivative contracts	5,500	(3,641)	(5,733)	(34,856)	(34,192)
Reclassification of other comprehensive income to utilities expense	197	410	—	961	—
Reclassification of other comprehensive income to interest expense	3,352	2,703	(235)	6,813	(1,200)
Comprehensive income (loss)	16,122	9,745	194	(1,839)	(481)
Comprehensive (income) loss attributable to noncontrolling interests	(1,626)	(1,022)	(22)	183	52
Comprehensive income (loss) attributable to QTS Realty Trust, Inc.	$14,496	$8,723	$172	$(1,656)	$(429)

10	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

FFO, Operating FFO, and Adjusted Operating FFO

The Company considers funds from operations (“FFO”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of depreciable real estate related to its primary business, impairment write-downs of depreciable real estate related to its primary business, real estate-related depreciation and amortization and similar adjustments for unconsolidated entities. To the extent the Company incurs gains or losses from the sale of assets that are incidental to its primary business, or incurs impairment write-downs associated with assets that are incidental to its primary business, it includes such charges in its calculation of FFO. The Company’s management uses FFO as a supplemental operating performance measure because, in excluding real estate-related depreciation and amortization, impairment write-downs of depreciable real estate and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.
Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of FFO, which the Company refers to as Operating funds from operations (“Operating FFO”). Operating FFO is a non-GAAP measure that is used as a supplemental operating measure and to provide additional information to users of the financial statements. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent they calculate Operating FFO on a comparable basis, between REITs.
Adjusted Operating Funds From Operations (“Adjusted Operating FFO”) is a non-GAAP measure that is used as a supplemental operating measure and to provide additional information to users of the financial statements. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs, non-real estate depreciation and amortization, straight line rent adjustments, income taxes, equity-based compensation and similar adjustments for unconsolidated entities.
The Company offers these measures because it recognizes that FFO, Operating FFO and Adjusted Operating FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO, Operating FFO and Adjusted Operating FFO exclude real estate depreciation and amortization and capture neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact its financial condition, cash flows and results of operations, the utility of FFO, Operating FFO and Adjusted Operating FFO as measures of its operating performance is limited. The Company’s calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO in accordance with NAREIT guidance. In addition, the Company’s calculations of FFO, Operating FFO and Adjusted Operating FFO are not necessarily comparable to FFO, Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. FFO, Operating FFO and Adjusted Operating FFO are non-GAAP measures and should not be considered a measure of the Company’s results of operations or liquidity or as a substitute for, or an alternative to, net income (loss), cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund its cash needs, including its ability to make distributions to its stockholders.

11	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

A reconciliation of net income to FFO, Operating FFO and Adjusted Operating FFO is presented below (unaudited and in thousands):

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
FFO
Net income	$6,907	$10,209	$6,588	$25,236	$35,271
Equity in net loss of unconsolidated entity	366	590	317	1,633	992
Real estate depreciation and amortization	47,880	44,196	39,969	133,776	114,440
Gain on sale of real estate, net	—	—	—	—	(13,408)
Pro rata share of FFO from unconsolidated entity	512	399	369	1,189	754
FFO (1)	55,665	55,394	47,243	161,834	138,049
Preferred stock dividends	(7,045)	(7,045)	(7,045)	(21,135)	(21,135)
FFO available to common stockholders & OP unit holders	48,620	48,349	40,198	140,699	116,914

Transaction and integration costs	1,078	381	827	1,675	3,080
Operating FFO available to common stockholders & OP unit holders (2)	49,698	48,730	41,025	142,374	119,994

Maintenance capital expenditures	(2,268)	(4,220)	(381)	(8,150)	(3,323)
Leasing commissions paid	(9,670)	(6,805)	(7,302)	(25,473)	(20,345)
Amortization of deferred financing costs	990	991	978	2,968	2,935
Non real estate depreciation and amortization	3,498	3,358	2,906	10,226	8,704
Straight line rent revenue and expense and other	(7,196)	(5,702)	(2,278)	(16,653)	(4,679)
Tax expense from operating results	227	138	369	196	779
Equity-based compensation expense	7,315	6,082	4,456	18,271	12,052
Adjustments for unconsolidated entity	(211)	(88)	63	(232)	43
Adjusted Operating FFO available to common stockholders & OP unit holders (2)	$42,383	$42,484	$39,836	$123,527	$116,160
________________________________________________________
(1)No gains, losses or impairment write-downs associated with assets incidental to our primary business were incurred during the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, nor were any gains, losses or impairment write-downs associated with assets incidental to our primary business incurred during the nine months ended September 30, 2020 and 2019.
(2)The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

12	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) and Adjusted EBITDA

The Company calculates EBITDAre in accordance with the standards established by NAREIT. EBITDAre represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of depreciated property related to its primary business, income tax expense (or benefit), interest expense, depreciation and amortization, impairments of depreciated property related to its primary business, and similar adjustments for unconsolidated entities. The Company’s management uses EBITDAre as a supplemental performance measure because it provides performance measures that, when compared year over year, captures the performance of the Company’s operations by removing the impact of capital structure (primarily interest expense) and asset based charges (primarily depreciation and amortization) from its operating results.
Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of EBITDAre, which the Company refers to as Adjusted EBITDA. The Company generally calculates Adjusted EBITDA excluding certain non-routine charges, write off of unamortized deferred financing costs, gains (losses) on extinguishment of debt, restructuring costs, and transaction and integration costs, as well as the Company’s pro-rata share of each of those respective expenses associated with the unconsolidated entity aggregated into one line item categorized as “Adjustments for the unconsolidated entity.” In addition, the Company calculates Adjusted EBITDA excluding certain non-cash recurring costs such as equity-based compensation. The Company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Adjusted EBITDA on a comparable basis, between REITs.
Management uses EBITDAre and Adjusted EBITDA as supplemental performance measures as they provide useful measures of assessing the Company’s operating results. Other companies may not calculate EBITDAre or Adjusted EBITDA in the same manner. Accordingly, the Company’s EBITDAre and Adjusted EBITDA may not be comparable to others. EBITDAre and Adjusted EBITDA should be considered only as supplements to net income (loss) as measures of the Company’s performance and should not be used as substitutes for net income (loss), as measures of its results of operations or liquidity or as an indications of funds available to meet its cash needs, including its ability to make distributions to its stockholders.
A reconciliation of net income to EBITDAre and Adjusted EBITDA is presented below (unaudited and in thousands):

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
EBITDAre and Adjusted EBITDA
Net income	$6,907	$10,209	$6,588	$25,236	$35,271
Equity in net loss of unconsolidated entity	366	590	317	1,633	992
Interest income	—	(2)	(22)	(2)	(103)
Interest expense	7,516	6,924	6,724	21,602	20,329
Tax expense of taxable REIT subsidiaries	227	138	369	196	779
Depreciation and amortization	51,378	47,554	42,875	144,002	123,144
Gain on disposition of depreciated property	—	—	—	—	(13,408)
Pro rata share of EBITDAre from unconsolidated entity	1,178	924	867	2,921	1,945
EBITDAre (1)	$67,572	$66,337	$57,718	$195,588	$168,949

Equity-based compensation expense	7,315	6,082	4,456	18,271	12,052
Transaction, integration and implementation costs	1,099	381	827	1,696	3,080
Adjusted EBITDA	$75,986	$72,800	$63,001	$215,555	$184,081
________________________________________________________
(1)No gains, losses or impairment write-downs associated with assets incidental to our primary business were incurred during the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, nor were any gains, losses or impairment write-downs associated with assets incidental to our primary business incurred during the nine months ended September 30, 2020 and 2019.

13	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Net Operating Income (NOI)

The Company calculates net operating income (“NOI”) as net income (loss) (computed in accordance with GAAP), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, other (income) expense, debt restructuring costs, transaction, integration and impairment costs, gain (loss) on sale of real estate, restructuring costs, general and administrative expenses and similar adjustments for unconsolidated entities. The Company allocates a management fee charge of 4% of cash revenues for all facilities as a property operating cost and a corresponding reduction to general and administrative expense to cover the day-to-day administrative costs to operate our data centers. The management fee charge is reflected as a reduction to net operating income.
Management uses NOI as a supplemental performance measure because it provides a useful measure of the operating results from its customer leases. In addition, management believes it is useful to investors in evaluating and comparing the operating performance of its properties and to compute the fair value of its properties. The Company’s NOI may not be comparable to other REITs’ NOI as other REITs may not calculate NOI in the same manner. NOI should be considered only as a supplement to net income as a measure of the Company’s performance and should not be used as a measure of results of operations or liquidity or as an indication of funds available to meet cash needs, including the ability to make distributions to stockholders. NOI is a measure of the operating performance of the Company’s properties and not of the Company’s performance as a whole. NOI is therefore not a substitute for net income (loss) as computed in accordance with GAAP.
A reconciliation of net income to NOI is presented below (unaudited and in thousands):

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Net Operating Income (NOI)
Net income	$6,907	$10,209	$6,588	$25,236	$35,271
Equity in net loss of unconsolidated entity	366	590	317	1,633	992
Interest income	—	(2)	(22)	(2)	(103)
Interest expense	7,516	6,924	6,724	21,602	20,329
Depreciation and amortization	51,378	47,554	42,875	144,002	123,144
Other (income) expense	—	—	(370)	(159)	(330)
Tax expense of taxable REIT subsidiaries	227	138	369	196	779
Transaction and integration costs	1,078	381	827	1,675	3,080
General and administrative expenses	22,082	21,391	19,504	64,156	59,519
Gain on sale of real estate, net	—	—	—	—	(13,408)
NOI from consolidated operations (1)	$89,554	$87,185	$76,812	$258,339	$229,273
Pro rata share of NOI from unconsolidated entity	1,180	927	872	2,950	1,948
Total NOI (1)	$90,734	$88,112	$77,684	$261,289	$231,221
________________________________________________________
(1)Includes facility level general and administrative allocation charges of 4% of cash revenue for all facilities. These allocated charges aggregated to $5.1 million, $4.8 million and $4.8 million for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, respectively, and $14.6 million and $13.9 million for the nine months ended September 30, 2020 and 2019, respectively.

14	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com

Monthly Recurring Revenue (MRR) and Recognized MRR

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its rental and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR is also calculated to include the Company’s pro rata share of monthly contractual revenue under signed leases as of a particular date associated with unconsolidated entities, which includes revenue from the unconsolidated entity’s rental and managed services activities, but excludes the unconsolidated entity’s customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR reflects the annualized cash rental payments. It does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted.
Separately, the Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its rental and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues.
Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from the Company’s customer leases and customer leases attributable to the Company’s business. MRR and recognized MRR should not be viewed by investors as alternatives to actual monthly revenue, as determined in accordance with GAAP. Other companies may not calculate MRR or recognized MRR in the same manner. Accordingly, the Company’s MRR and recognized MRR may not be comparable to other companies’ MRR and recognized MRR. MRR and recognized MRR should be considered only as supplements to total revenues as a measure of its performance. MRR and recognized MRR should not be used as measures of the Company’s results of operations or liquidity, nor is it indicative of funds available to meet its cash needs, including its ability to make distributions to its stockholders.
A reconciliation of total revenues to recognized MRR in the period and MRR at period-end is presented below (unaudited and in thousands):

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Recognized MRR in the period
Total period revenues (GAAP basis)	$137,538	$131,640	$125,255	$395,471	$357,111
Less: Total period variable lease revenue from recoveries	(14,887)	(12,528)	(17,563)	(39,689)	(41,028)
Total period deferred setup fees	(5,300)	(4,520)	(4,041)	(13,745)	(11,095)
Total period straight line rent and other	(9,184)	(9,327)	(4,768)	(26,543)	(14,195)
Recognized MRR in the period	108,167	105,265	98,883	315,494	290,793

MRR at period end
Total period revenues (GAAP basis)	$137,538	$131,640	$125,255	$395,471	$357,111
Less: Total revenues excluding last month	(91,485)	(87,538)	(81,114)	(349,418)	(312,970)
Total revenues for last month of period	46,053	44,102	44,141	46,053	44,141
Less: Last month variable lease revenue from recoveries	(4,643)	(4,350)	(6,369)	(4,643)	(6,369)
Last month deferred setup fees	(1,864)	(1,533)	(1,684)	(1,864)	(1,684)
Last month straight line rent and other	(3,044)	(2,480)	(3,452)	(3,044)	(3,452)
Add: Pro rata share of MRR at period end of unconsolidated entity	411	352	343	411	343
MRR at period end	$36,913	$36,091	$32,979	$36,913	$32,979

15	QTS Q3 Earnings 2020	Contact: IR@qtsdatacenters.com